EX - 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement No 333-135585 on Form S-8 of our report dated January 11, 2011, relating to the consolidated balance sheets of Cleartronic, Inc. and Subsidiary as of September 30, 2010 and 2009 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, included in the 2010 Annual Report on Form 10-K of Cleartronic, Inc. and Subsidiary.

\s\ Kramer Weisman and Associates, LLP

Davie, FL

January 11, 2011